Execution version

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SUPPLY AGREEMENT

by and between

AKER BIOMARINE ANTARCTIC US INC.

and

SCHIFF NUTRITION GROUP, INC.

Execution version

This Supply Agreement is entered into as of July 5, 2011 (the “Effective Date”) by and between Aker BioMarine Antarctic US Inc., 410 Newport Way NW, Suite D, Issaquah, WA 98027 USA (the “Supplier”) and Schiff Nutrition Group, Inc., 2002 S. 5070 West, Salt Lake City, UT, U.S.A. 84104 (the “Customer”).

The Supplier and the Customer are hereinafter collectively referred to as the “Parties” or, individually, as a “Party”.

WHEREAS:

(i)
The Customer and Aker BioMarine Antarctic AS (“AKBM”), the parent company of Supplier, entered into a certain Sales Agreement dated August 31, 2009 (the “Sales Agreement”) under which AKBM agreed to supply directly and/or through Supplier and the Customer agreed to purchase and resell certain krill oil products through specific sales channels in the US and certain other markets.

(ii)	The Aker BioMarine group of companies has made a significant investment in the harvesting of krill and the development of the Superba™ brand as the leading ingredient brand for krill oil products.

(iii)
The Customer has made a significant investment in its MegaRed™ dietary supplement product and developed the market for such product in the United States and in the sales channels covered by the Sales Agreement.

(iv)
The Customer wishes to enhance its business and protect its investment by acquiring certain exclusive rights to resell Supplier’s products in the markets and through the sales channels set forth in this Agreement, and Supplier is willing to grant such exclusive rights while retaining the freedom to expand and develop its business outside of the scope of the exclusive rights granted to the Customer herein.

(v)
The Supplier and the Customer further wish to work with each other on a preferred basis to develop and market new products and exploit additional business opportunities on a mutually beneficial basis, all as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1	Specific Terms. For the purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings given to them below:

(a)	“Agreement” shall mean this Supply Agreement together with the Appendices attached hereto.

(b)	“Aker BioMarine Group” means all entities under the common control of Aker BioMarine ASA.

(c)	“Branded Products” means Customer’s MegaRed™ dietary supplement [*].

(d)	“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

(e)	“Exclusive Field” means the Field of Use and the Sales Channels on a worldwide basis.

(f)
“Innovation Products” means those categories of new products, concepts and potential business opportunities set forth on Appendix I attached hereto, each such category of new products, concepts or business opportunities an “Innovation Product”, which the Parties mutually agree to discuss in good faith pursuant to Section 11.1.

(g)	“Field of Use” means the field of dietary supplements [*].

(h)	“Non-Exclusive Sales Channels” means [*] in the Territory including [*], but excluding the Sales Channels.

(i)
“Patents” means the U.S. and foreign patent properties set forth in Appendix II covering or related to the Product, and, divisionals, continuations, and continuations-in-part of any listed patent applications; any patents issuing from listed patent applications, any additional foreign patent applications which are based on the patents and/or patent applications listed on Appendix II, and any reissue or re-examination or other similar patents derived from any of the preceding.

(j)	“Private Label Products” means dietary supplement products [*].

(k)	“Product Prices” means the initial prices for the Product set forth on Appendix III attached hereto.

(l)	“Product” means Supplier’s krill oil products which meet the Specifications set forth in Appendix IV.

(m)	“Sales Channels” means [*].

(n)	“Specifications” means the specifications for the Product set forth in Appendix IV attached hereto.

(o)	“Term Year” means any twelve (12) month period during the term of this Agreement commencing on July 1 of a year and ending on June 30 of the succeeding year.

(p)	“Territory” means [*].

(q)	“Trademarks” means the trademarks listed on Appendix V as such Appendix may be amended from time to time during the term of this Agreement by the mutual agreement of the Parties.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2
Other Defined Terms; Interpretation.  All other terms, words or phrases, other than those defined in Section 1.1 above, which are written with an initial capital letter shall have the meanings given to them elsewhere in this Agreement.  As used in this Agreement, any references to “appendices, articles or sections” shall mean the Appendices, Articles or Sections of this Agreement, unless the context requires otherwise.

2.	APPOINTMENT

2.1	Grant of Rights. Subject to all of the terms and conditions of this Agreement, the Supplier hereby grants the Customer the following rights in relation to the Product:

(a)
Supplier hereby grants Customer the exclusive, non-transferable and worldwide right and license to incorporate Products having Omega 3, EPA, DHA and phospholipid values that are within [*] of the values contained in the Specifications into Customer’s Branded Products for sale in the Field of Use through the Sales Channels; and

(b)
Supplier hereby grants Customer the exclusive, non-transferable and worldwide right and license to incorporate Products having Omega 3, EPA, DHA and phospholipid values that are within [*] of the values contained in the Specifications into Private Label Products for sale in the Field of Use through the Sales Channels; and

(c)
Supplier hereby grants Customer a non-exclusive, non-transferable, right and license to incorporate Products having Omega 3, EPA, DHA and phospholipid values that are within [*] of the values contained in the Specifications into Customer’s Branded Products for sale in the Field of Use through the Non-Exclusive Sales Channels in the Territory; and

(d)
Supplier further hereby grants to Customer all rights and licenses under Supplier’s Patents and other intellectual property necessary for the enjoyment of the rights granted to Customer in Sections 2.1(a)-(c); provided, that nothing in this Agreement shall be deemed to be the grant of a license under Supplier’s Patents or other intellectual property to manufacture or have manufactured the Product or any other Supplier krill oil products, [*].

2.2
Reciprocal Commitments.  In consideration of the rights granted to the Customer above, the Customer agrees that, during the term of this Agreement and except as expressly permitted by any other terms of this Agreement, the Customer shall not by any means manufacture, have manufactured, market, sell, represent, distribute or deal with any krill oil products other than Supplier’s krill oil products or sell any krill oil products other than Supplier’s krill oil products as incorporated into the Branded Products and Private Label Products for sale in the Exclusive Field or incorporated into the Branded Products for sale through the Non-Exclusive Sales Channels in the Territory. Conversely, for so long as the Customer is in compliance with its obligations under this Agreement, Supplier shall not grant any licenses or rights to or supply, market or sell krill oil products that have total Omega-3, EPA, DHA and phospholipid values that are within [*] of the values contained in the Specifications to any third party for use in a product which competes with the Branded Products and/or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Private Label Products sold by Customer in the Exclusive Field.  If Supplier becomes aware of any violation by any of Supplier’s other licensees or customers of the above exclusive rights granted to Customer, Supplier shall make such licensee or customer aware of the exclusive rights granted to Customer hereunder and use commercially reasonable efforts to ensure that such licensee or customer ceases and desists from such violation. If Customer becomes aware of any violation by any of Supplier’s other licensees or customers of the above exclusive rights granted to Customer, Customer shall promptly notify Supplier, and Supplier shall make such licensee or customer aware of the exclusive rights granted to Customer hereunder and use commercially reasonable efforts to ensure that such licensee or customer ceases and desists from such violation.  In either case, if, despite Supplier’s efforts, the licensee or customer does not comply with Supplier’s request to cease and desist within a reasonable time, Supplier shall notify Customer, and the Parties shall meet and discuss appropriate measures to take to cause such violation to end.

2.3
No Restrictions.  Notwithstanding Section 2.2 and subject to the terms of Sections 10.1 and 11.1, nothing in this Agreement shall be construed as precluding Supplier from itself manufacturing and/or selling Products or from granting any such rights to any third party or from exploiting the Patents,  Trademarks or other intellectual property rights of the Aker BioMarine Group or granting any rights to third parties under such Patents, Trademarks or other intellectual property rights of the Aker BioMarine Group outside of the Exclusive Field.  For the avoidance of doubt, nothing in this Agreement shall preclude or restrict the Supplier from supplying Products on a non-exclusive basis to third parties for resale to the Non-Exclusive Sales Channels within or outside of the Territory.

3.	SUPPLY AND PURCHASE

3.1
Supply and Purchase of Products.  The Supplier shall manufacture and supply Products to the Customer in bulk in a timely manner and in accordance with accepted purchase orders, and the Customer agrees to purchase all of its requirements for krill oil and other krill oil derived products solely from Supplier in the form of the Products in accordance with all of the terms of this Agreement.  The Customer will not purchase any krill oil or krill oil derived products from any person or third party other than the Supplier (or an encapsulator that has purchased the Product from the Supplier on behalf of the Customer), subject at all times to the Customer’s second-source rights set forth in Section 3.7 and the terms of Section 10.2.  The Supplier shall not be responsible for supplying Product in capsule or tablet form nor for any liability resulting from the manufacture of capsules or tablets by the Customer’s encapsulator.

3.2
Forecasts.  No later than thirty (30) days prior to each Term Year, the Customer will provide Supplier with a forecast of its intended purchases of Products for the next twelve (12) months of which the first three (3) months shall be a binding forecast and the remaining nine months’ forecast will be non-binding.  The Customer will update the above forecast on a rolling basis no later than the first day of each calendar quarter during the Term Year throughout the term of this Agreement.  Any expenditure the Supplier may make based on projected future sales to the Customer (including any forecasts by the Customer or Supplier’s own forecasts) are Supplier’s responsibility and at the Supplier’s own risk.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3	Guaranteed Quantities.

(a)
The Supplier agrees that, if the Customer places proper orders in accordance with this Agreement, Supplier will deliver up to three hundred (300) metric tons of Products during each Term Year and will deliver up to [*] metric tons of Products in any one month.  Supplier shall have no obligation to accept purchase orders from the Customer or deliver quantities of Products in excess of the above minimum quantities.  In the event Customer desires to increase the yearly or monthly volume of guaranteed quantities of Products set forth above, Customer shall give Supplier at least twelve (12) months written notice.  Supplier shall have thirty (30) days from receipt of written notice to either agree to increase the amount of guaranteed quantities proposed by Customer or to decline.  If Supplier declines to increase the guaranteed quantities as requested in Customer’s notice, Customer shall be free to buy its requirements for Product which are in excess of the then current guaranteed quantities from third party suppliers.  Supplier agrees that it will source, purchase and warehouse all raw materials and maintain sufficient inventories of ingredients and supplies to meet its obligations to supply Products to Customer hereunder. Supplier agrees that it will notify Customer as soon as reasonably practical of any actual or anticipated delays in the supply of the Products or the ability of Supplier to fulfill its obligations under this Agreement including, but not limited to, ingredient supplies, labor shortages, or events of Force Majeure.  Notwithstanding Supplier’s commitment to provide the minimum quantities set forth above, nothing herein shall require Customer to purchase any minimum amount of Products during any period of time during this Agreement.

(b)
To the extent Supplier has an insufficient supply of Product to fully and timely meet all of Customers’ orders for Products which Supplier is obligated to accept in accordance with the terms of this Agreement and subject to any existing contractual agreements specifically addressing rationing or allocation of Product that Supplier may have with other of its customers as of the Effective Date, Supplier shall allocate its available supply of Product by giving preference and priority to Customer in accordance with the following:  (i) if Supplier has not supplied 300 metric tons of Product during the Term Year or [*] metric tons of Product in the relevant month to Customer (or such greater minimum yearly or monthly quantities established pursuant to Section 3.3(a)), Supplier shall fill Customer’s orders before filling any orders of any other customers, and (ii) if Supplier has supplied 300 metric tons of Product during the Term Year or [*] metric tons of Product in the relevant month to Customer (or such greater minimum yearly or monthly quantities established pursuant to Section 3.3(a)) and Supplier has accepted purchase orders from Customer for additional Product in excess of the relevant minimum quantities, Supplier shall allocate Product among its customers on a pro rata basis in relation to each customer’s (including Customer’s) percentage of Supplier’s total sales of Product.  If Supplier’s failure to fully and timely meet Customer’s orders for Product is due to a breach of this Agreement by the Supplier, the above allocation of available Product shall not relieve Supplier of its other obligations hereunder or limit Customer’s available remedies under the terms of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4
Safety Stock.  The Supplier shall at all times maintain in the United States a safety stock of at least [*] of inventory of Product based on the Customer’s then current binding three (3) month forecast under Section 3.2.  Customer shall have the right to select which lots or batches of Product shall be placed into the safety stock.  Supplier will provide the Customer with a Certificate of Analysis as described in Section 7.4 with each shipment of Products.  Prior to deposit into the safety stock, all Products shall be subject to inspection and acceptance by Customer in accordance with Section 5.1.  Upon removal of Product from the safety stock and shipment to Customer, such Products shall be subject to incoming inspection by Customer a second time to confirm there are no damages or defects in the Products during storage or shipment and that the Products conform to the Specifications.  Once a shipment of Products has been accepted by Customer and placed in the safety stock, such Products shall not be subject to any further price adjustment or discount pursuant to Paragraph 2 of Appendix II; provided, that such Products may still be rejected by Customer if they are damaged, defective or fail to conform to the Specifications on arrival at the shipping destination.  Supplier may in its discretion fill accepted purchase orders from the Customer out of the safety stock of inventory, provided Supplier promptly replenishes the safety stock to the level existing prior to filling the relevant purchase order from Customer.

3.5
Purchase Orders.  The Customer may order Products by submitting to Supplier a written purchase order signed by an authorized representative of customer by telefax or by e mail which sets forth at a minimum: (a) a unique purchase order number, (b) the quantity of Products, (c) requested delivery dates, and (d) the shipping instructions and shipping address.  No purchase order shall be binding on Customer unless and until it is in writing and signed by Customer’s authorized representative.   All purchase orders submitted by Customer which are in conformity with the terms and conditions of this Agreement, including the quantity limitations set forth in Section 3.3, will be accepted by Supplier in writing, by telefax or by e mail within two (2) business days of receipt of the order from Customer. All accepted purchase orders are deemed binding on the Parties at acceptance, and may only be modified or cancelled thereafter upon the mutual agreement of the Parties; provided, that Customer may upon ten (10) days written notice to Supplier delay delivery of any order for Products and such delay shall not be deemed to be a breach of the purchase order or this Agreement. All accepted purchase orders are subject to the terms and conditions of this Agreement; in the event of a conflict between the terms of the purchase order and this Agreement, the terms of this Agreement shall govern.

3.6
Delivery Terms.  Supplier shall bear all costs, fees, duties, tariffs, freight and insurance associated with importing the Product into the United States and delivering the Product directly to Customer at its requested shipping destination in the United States or to Supplier’s facility in the United States to be placed in the safety stock.  For all deliveries of Product from the safety stock to a shipping address designated by Customer in the United States, Customer shall bear all costs, fees and freight and Supplier shall bear the cost of insurance for the shipment.  Title and risk of loss shall pass to the Customer at the Customer’s shipping destination.  Nothing in this Section 3.6 shall affect Customer’s right to inspect and reject non-conforming Products pursuant to Sections 5.1 and 5.2 hereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.7	Second Source Rights

(a)
In the event Supplier fails for any reason to supply Products ordered by Customer in accordance with the terms of this Agreement (subject to the limitations on Term Year and monthly quantities contained in Section 3.3), Supplier shall promptly notify Customer in writing including the reasons and causes of Supplier’s failure to supply Products hereunder. In such event, notwithstanding Customer’s undertakings in Section 2.2, Customer shall be free to purchase or otherwise source krill oil products from one or more third parties (“Third Party Products”) for so long as Supplier continues to fail to supply Products under this Agreement.

(b)
If the reason for Supplier’s inability to fulfill its obligation to supply Products hereunder is any cause other than an event of Force Majeure, the Supplier shall pay to the Customer [*].  If the reason for Supplier’s inability to supply Products is due to an event of Force Majeure, the Customer shall be entitled to [*].

(c)
If Supplier fails to supply 300 metric tons of Product during the relevant Term Year or [*] metric tons of Product in the relevant month (as such minimum quantities may be adjusted pursuant to Section 3.3(a)) for any reason other than the occurrence of an event of Force Majeure and Customer is unable to purchase a sufficient amount of Third Party Products to meet its requirements and provided Customer is then in compliance with its obligations under this Agreement, Customer, at its option, may require Supplier to pay to Customer [*].  Supplier also shall pay to Customer [*].

(d)
At such time as the Supplier is once again able to supply Products as required and ordered by Customer under this Agreement, the Parties will cooperate to effect an orderly transition back to full supply of Products by Supplier, and Customer will cease purchasing and selling Third Party Products, subject to its contractual obligations to such third parties and in a manner so as not to create undue risk or burden for the Customer.

4.	PRICES AND PAYMENT

4.1
Product Prices.  The price for the Products for the Term Year commencing on the Effective Date is set forth on Appendix III.  Product Prices shall be subject to adjustment as provided in Appendix III and the other terms and conditions of this Agreement.

4.2
Payment.  Payment for the Products shall be made to the Supplier by in full, free of bank charges, within [*] of the date of delivery of the Products to the Customer together with Supplier’s invoice for the Products shipped.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3
Taxes.  The Product Prices do not include any taxes.  Customer shall be solely responsible for any U.S. taxes, including any applicable state sales taxes and all corporate taxes on the Customer’s net income.  The Supplier shall be solely responsible for foreign taxes, import duties and all corporate taxes on the Supplier’s net income.

4.4	[*] Pricing.

(a)	The Supplier [*]. Subject to Section 4.4(b), [*]. In calculating the price, the Supplier shall [*].

(b)
Notwithstanding the provisions of Section 4.4(a), in the event Customer has (i) rejected any ordered Products shipped by Supplier and returned such Products to Supplier or (ii) on the basis of Certificates of Analyses provided to the Customer by Supplier, refused to accept any ordered Products prior to shipment by Supplier, Supplier shall, [*].

(c)
The Customer shall have the right, [*], to have an independent third party auditor reasonably acceptable to the Supplier audit the Supplier’s books and records relating to the sales of the Product.  The Supplier agrees to provide the auditor with access to any books, records, or other information reasonably necessary for the auditor to determine the Supplier’s compliance with its obligations under this Agreement.

4.5	[*]. In the event that the Customer [*]. For purposes of this Section 4.5 only, [*].

5.	WARRANTIES AND LIABILITY

5.1
Inspection.  The Customer shall conduct an inspection of the Products within thirty (30) days after receipt of each shipment of Products at the shipping destination and shall notify the Supplier in writing of any damaged or defective goods. Defects that could not reasonably be detected during the initial inspection shall be reported to the Supplier in writing promptly after such defects are discovered or should have been discovered. Products that are not rejected in writing within the above time-limits shall be deemed to be accepted.

5.2
Acceptance or Rejection.  The Customer may reject any Products which are (i) not in conformity with the Specifications, (ii) defective or damaged, (iii) not in conformity with the Product descriptions in the relevant purchase order, (iv) not in compliance with any sample mutually agreed to by the Parties, or (v) no longer required as a result of the Supplier’s failure to supply Product and the cancellation of the orders for Branded Products or Private Label Products by one or more customers of the Customer as a result of such failure to timely supply Product. Upon rejection, the Customer, at its option, may return the nonconforming Products to Supplier at the Supplier’s expense and require Supplier to ship replacement Products at Supplier’s expense within five (5) business days or receive a credit for the value of the defective Products.  Customer’s failure to discover any defects in the Products during the acceptance inspection period shall not relieve the Supplier of its obligations under the terms of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3
Product Warranties.  The Supplier warrants that the Products when delivered to Customer (a) shall be free from defects in material and workmanship, (b) shall be in conformity with the Specifications, and (c) shall have a minimum of [*] remaining shelf-life from the date the Products were produced and [*] remaining shelf-life from the date the Products are delivered to the Customer’s shipping address; provided, that the Products are properly stored after such delivery by Customer, its encapsulator or its customers in accordance with the Specifications, and, (d) shall contain sufficient levels of EPA and DHA that when the shelf-life of the Product expires, the EPA and DHA levels in the Product shall still comply in all material respects with the Specifications. The Specifications may be amended by written agreement of the Parties from time to time. The Customer understands that changes to the Specifications requested by the Customer may require changes in the Product Prices to the extent of any actual increases in the cost to the Supplier of manufacturing and supplying the Products.

5.4
Excluded Claims and Limited Warranty.  The Supplier shall have no obligation under Section 5.3 in the event that Products are rendered non-conforming or defective in whole or in part by the acts or omissions of the Customer or if the Products are not properly stored by Customer, its encapsulator or its customers in accordance with the Specifications.  For the avoidance of doubt, Supplier’s failure to properly store the Products in accordance with the Specifications when the Products are part of the safety stock shall not relieve Supplier of its Product warranty obligations hereunder.  Without limiting Supplier’s obligations under Section 12.1 in respect of third party claims, the Supplier’s sole obligation to the Customer in the event that any Products fail to comply with the warranties set forth in Section 5.3 shall be (i) at the Customer’s option, to replace the non-conforming Products with replacement Products which conform to the above warranties at no cost to the Customer or provide the Customer with a credit for the non-conforming Products, and (ii) to compensate Customer to the extent of Customer’s cost of goods sold for any Branded Products or Private Label Products that are returned to Customer by its distributors or customers as a result of the Products failure to comply with such warranties.  The warranties set forth in Section 5.3 are solely for the benefit of the Customer and, subject to Supplier’s additional warranties given under Section 5.6, are in lieu of all other warranties, express or implied, with respect to the Products, including without limitation, any warranty of merchantability or fitness for a particular purpose.

5.5
Manufacturing Inspections.   The Customer shall have the option to inspect (i) the facilities in which the Product is manufactured, packaged or stored; (ii) the Product, including raw materials used in the manufacture or packaging of the Product, goods in process and finished goods; and (iii) the records relating thereto. The Customer will provide a minimum of ten (10) days prior written notice to Supplier of any such inspection. All inspections shall be conducted at reasonable times and shall not unduly interfere with the Supplier’s manufacturing processes or business in general.  Any inspection or failure to inspect in accordance with the foregoing shall not relieve Supplier of any responsibility or liability with respect to the Product, including the materials used in the manufacture or packaging of the Product, nor shall an inspection be interpreted as an acceptance of any shipment of the Product by Customer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6
Supplier’s Additional Warranties.  The Supplier hereby represents and warrants to the Customer that (i) the Supplier has the full power, capacity and right to enter into this Agreement; (ii) the Aker BioMarine Group is the sole owner of the Patents and the Trademarks; (iii) the Supplier has been granted a license by and has full authority from the relevant company within the Aker BioMarine Group to grant the rights and give the undertakings to the Customer hereunder with respect to the Patents and Trademarks;  (iv) the Products as supplied by Supplier [*]; (v) the Supplier has not entered into any agreements or granted any rights or licenses under the Trademarks, the Patents or any other of its intellectual property rights which would conflict with the rights and licenses granted to Customer hereunder; (vi) the Supplier shall convey good, clear and unencumbered title to all Products supplied hereunder; (vii) the Product as supplied by Supplier has been manufactured and produced in accordance with applicable U.S. laws and regulations, including current good manufacturing practices applicable to the dietary supplement industry; (viii) neither the execution and delivery of this Agreement nor compliance with the obligations of the Supplier hereunder, will violate any law or regulation, or any order or decrees of any court or government instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any contract, agreement, instrument or judgment to which the Supplier is a party; (ix) the Product supplied by Supplier shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and is not an article which may not, under such Act, be introduced into interstate commerce; (x) the Product as supplied by Supplier is of the same qualitative and quantitative formula as the products tested by Supplier in applicable clinical studies; and (xi) to the best of Supplier's knowledge, no action, approval or consent by any United States, European or Norwegian federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the Supplier in accordance with its terms. Supplier makes no other representations or warranties other than those expressly made in Section 5.3 and this Section 5.6 and hereby expressly disclaims any other warranties.  Supplier shall have no obligation for any alleged breach of the warranties in Section 5.6(iv) in the event that [*].

5.7
Customer Warranties.  The Customer hereby represents and warrants to the Supplier that (i) it has the full power, capacity and right to enter into the Agreement; (ii) neither the execution and delivery of this Agreement nor compliance with the obligations of the Customer hereunder will violate any law or regulation, or any judgment, order or decree of any court or governmental instrumentality, or will result in breach of, or constitute a default under, any contract, agreement instrument or judgment to which the Customer is a party; and (iv) to the best of Customer’s knowledge, no action, approval or consent, including but not limited to, any action, approval or consent by any United States federal, state, municipal or other governmental agency, commission, board, bureau or instrumentality is necessary in order to constitute this Agreement as a valid, binding and enforceable obligation of the Customer in accordance with its terms.

5.8
Limitation of Liability.  Except as provided in Section 3.7(c), in no event shall either Party have any liability to the other Party under this Agreement for any special, indirect, incidental or consequential losses or damages, including specifically lost profits, even if the Party shall have been advised of the possibility of such loss or damage.  The foregoing exclusion of certain damages shall not apply to any losses or damages suffered by one Party as a result of the willful misconduct or gross negligence of the other Party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	MARKETING

6.1
Marketing Plans.  Both parties have the intention to work in close relationship and, at least twice each year have formal review meetings to discuss marketing plans and the market conditions for the sales of the Product, and provide updates of significant changes in marketing plans in between such meetings, in each case to the extent the foregoing does not present a competitive risk to the Customer (as determined by the Customer in its sole discretion). The Supplier agrees that all such discussions will constitute Confidential Information for purposes of this Agreement.

6.2
Marketing Spend.  Customer agrees that, [*], Customer shall spend a minimum of [*] for the purpose of marketing [*].  The Supplier shall have the right, upon reasonable notice to the Customer and during reasonable business hours and at Supplier’s expense, to have an independent third party auditor reasonably acceptable to the Customer audit the Customer’s books and records relating to the Marketing Spend.  The Customer agrees to provide the auditor with access to any books, records, or other information reasonably necessary for the auditor to determine the Customer’s compliance with its obligations under this Agreement.

6.3
Marketing Compliance.  The Customer shall be solely responsible for marketing the Product and for the use of marketing materials and claims. The Customer will not market the Product in any country or territory or in any manner which is not in compliance with all applicable laws, rules and regulations in such country.

7.	SUPPLIER AND CUSTOMER UNDERTAKINGS

7.1	Product Awareness. The Supplier shall in its own reasonable discretion and free of charge make available to the Customer know-how for building knowledge and awareness of the Product.

7.2
Technical Information.  The Supplier shall throughout the term of this Agreement provide or grant access to the Customer to all relevant technical material, including the results of clinical research and clinical studies carried out Supplier or by third party research institutions as well as reports on practical experience with the Products; provided, that Supplier is not contractually precluded from providing such results of clinical research or clinical studies to Customer by reason of its agreements with third parties.  At the Customer’s request, the Supplier shall, at its sole expense, provide to the Customer any information reasonably available to or in the possession of the Supplier relating to the contents of the Product or as required by any governmental authorities in countries where Customer is selling Products in accordance with this Agreement.

7.3	Market Date. Each Party may at the request of the other Party provide the other Party with market research and market data concerning the Product.

7.4
Quality Control.  The Supplier shall deliver to the Customer all documentation necessary to adequately document the safety and quality of all ingredients contained therein and the efficacy of the Product. Such documentation shall also include, without limitation, a certificate (the “Certificate of Analysis”) which provides qualitative and quantitative confirmation of the active ingredient content of the Product and the accompanying laboratory results for each and every lot of the Products. A Certificate of Analysis will be supplied with each shipment of Products.  The Customer may rely on the content of the Certificate of Analysis for any purpose reasonably related to the performance of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5
Compliance with Laws.  Both the Customer and the Supplier shall materially comply with applicable laws, regulations, rules and orders, including, without limitation, those of the U.S. Federal Food and Drug Administration (the “FDA”) and those relating to the Dietary Supplements and Health Education Act of 1994, as amended, and comparable laws, regulations and rules as they exist in any country or territory in which the Customer sells Branded Products and Private Label Products in accordance with the terms of this Agreement.  The Supplier shall promptly notify the Customer of any customer complaints, governmental inquiries, quality issues or product liability issues relating to the Product or any of its components.

7.6
Notification of Change in Market Conditions.  Each Party shall promptly notify the other as soon as possible of any material change in the market conditions concerning the Products, of all acts of unfair competition and of all infringements and alleged or attempted infringements of the Patents, Trademarks or other intellectual property rights of the Supplier relating to the Products which comes to such Party’s attention.

8.	PATENTS AND IMPROVEMENTS

8.1
Patents.  All Products purchased by the Customer from the Supplier hereunder shall come with a flow-through license under the Patents in any country in which the Patents are registered to the extent that such flow-through license under the Patents is necessary for Customer to advertise, package, ship, market, distribute and sell the Branded Products and Private Label Products as contemplated by this Agreement. The Parties acknowledge and agree that the Aker BioMarine Group is the owner of the Patents, and any cooperation between the Parties shall be on the basis of this understanding.  If the Customer contributes to the development of any new patent rights by Supplier related to the Product, [*].  To the extent that Customer is permitted to purchase, use and sell Third Party Products under the terms of this Agreement, Supplier covenants that it will not assert the Patents against or make any claim of infringement of the Patents against the Customer arising out of the use, marketing, or sale of any such Third Party Products.

8.2	Improvements. The Parties agree that [*].

8.3
Enforcement.  The Supplier shall have sole responsibility for promptly and diligently enforcing the Trademarks and the Patents in such manner as Supplier deems appropriate in the circumstances, including the obligation to use commercially reasonable efforts to enforce such Trademarks and Patents in furtherance of Supplier’s obligations under Section 2.2. The Supplier shall control any action to enforce and protect the validity of the Trademarks and Patents at its sole expense. Such action may include, but not be limited to, [*]. The Customer shall cooperate with the Supplier in any such enforcement or protection actions and shall comply, [*], with all reasonable requests for assistance in connection therewith, including, without limitation, the furnishing of documents and making its officers or other persons reasonably designated by the Supplier appear as witnesses.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.	TRADEMARKS AND LOGOS

9.1
Limited License.  Supplier hereby grants Customer a non-transferable, royalty-free right and license under the Trademarks to use such Trademarks in connection with the advertising, packaging, marketing and selling of Branded Products, subject to all the terms of this Agreement.  Customer shall display the Trademark prominently on its packaging and, to the extent reasonably practicable, in any marketing, branding or advertising materials relating to the Branded Products in accordance with the Brand Guidelines provided to the Customer by the Supplier upon execution of this Agreement and such other standards as Supplier from time to time reasonably prescribes with respect to the size, design, position and appearance of the Trademarks and/or the quality of the Branded Products.  The Brand Guidelines may be amended from time to time by the Supplier in its sole discretion and will become effective upon written notice to the Customer; provided that such amendments do not require the Customer to comply with more onerous requirements; and provided further that the Customer shall have the right for a reasonable period from the date of such notice to effect an orderly transition with its customers and to sell though its existing inventory of packaging and other marketing materials.

9.2
Use with Branded Products.  The Customer shall place the Trademarks on the front panel of all Branded Product packaging and use commercially reasonable efforts to display the Trademarks in all other advertising, promotional and marketing material relating to the Branded Product. Supplier shall have the right of advance review of any product labels, advertising, packaging or marketing materials that use the Trademarks. The Customer’s obligation to place the Trademarks on the front panel of all Branded Product packaging shall not apply (i) where the Customer can demonstrate that its customer refuses such use of the Trademarks, or (ii) where such use of the Trademarks is claimed by a third party to represent an infringement of such third party’s intellectual property rights.

9.3
Restrictions.  The Customer acknowledges that, as between the Parties, the Aker BioMarine Group owns the Trademarks. The Customer undertakes not to challenge the validity of any Trademark registrations or commit any act which would render the Trademark registrations invalid, and undertakes not to apply for registration of the Trademark or confusingly similar trademarks in the Territory. The Customer shall not utilize the Trademark for any other purpose than as set forth in Section 9.1 or merge the Trademarks with any trademark of Customer or register any web domain containing the Trademarks without the prior approval of Supplier. The Customer shall not in any way alter the Trademark unless otherwise permitted by the Brand Guidelines or consented to in writing by the Supplier. In no event shall the Customer use the Trademarks with any advertising, marketing, promotional materials or packaging relating to [*]. The Supplier will not allow any use of the Superba™ logo on [*], and will make commercially reasonable efforts to prevent any use of the Superba™ logo on [*].

9.4
Termination of Use.  Subject to Section 14.3, the right to use the Trademarks, packaging, labeling and design as provided for above, shall cease immediately for the Customer on the expiration or termination of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5
Non-Compliance.  The Supplier retains the right to review and inspect all materials on which the Trademarks are displayed and to inspect samples of such materials from time to time upon reasonable request to the Customer. Failure of the Customer to conform its use of the Trademarks in all material respects to the standards set out in the Brand Guidelines within thirty (30) days after written notice from the Supplier shall be grounds for the Supplier to terminate Customer’s license to use the Trademarks, without prejudice to any other rights or remedies Supplier may have under this Agreement; provided, that Customer shall be deemed to have complied with its obligation to conform its use of the Trademarks to the Brand Guidelines if Customer, within thirty (30) days of receiving written notice from the Supplier, makes the necessary modifications to its use of the Trademarks on a prospective basis.  In such case, Customer shall have no obligation to pull any Branded Products previously sold or then in inventory of finished goods or modify any of its existing advertising materials or labels even if they are not in conformity with the Brand Guidelines.

9.6
MSC Logo.  To the extent permitted by the Marine Stewardship Council (the “MSC”), the Customer shall place the MSC logo on all [*], and the Supplier shall pay all license fees and other costs related to placing the MSC logo on the [*]. Supplier shall have no obligation to pay the MSC for any marketing or other costs under any MSC marketing programs. [*].

10.	RIGHTS OF FIRST NEGOTIATION

10.1
Additional Exclusive Rights.  If the Customer notifies the Supplier in writing at any time during the term of this Agreement that it desires to purchase the Product on an exclusive basis for use in [*], then the Parties shall enter into good faith negotiations for purposes of reaching an agreement on an exclusive grant of rights to the Customer for such additional sales channels and/or territories.  [*].

10.2
New Fields of Use.  If Customer wishes to enter into a field of use for the Products which is outside the Field of Use, the Customer shall provide the Supplier with written notice of such request, and the Parties shall enter into good faith negotiations for purposes of reaching an agreement for the purchase and supply of Products for use by the Customer in such new field of use.  If the Parties, after conducting good faith negotiations for up to [*], fail to reach a mutual agreement regarding such supply of Products by the Supplier for such new field of use, then[*].

10.3
Blended and Formulation Products.  If Customer wishes to offer, market, or sell a product [*] that uses the Products in combination with [*] (“Formulation Products”), the Customer shall provide the Supplier with written notice of such request, and the Parties shall enter into good faith negotiations for purposes of reaching an agreement for the license, purchase and/or supply of Products for use by the Customer in Formulation Products.  If the Parties, after conducting good faith negotiations for up to [*], fail to reach a mutual agreement regarding such license or supply of Products by the Supplier for such Formulation Products, then[*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.	INNOVATION PRODUCTS AND OPPORTUNITIES

11.1
First Negotiation Rights for Innovation Products.  In the event that the Supplier desires to commercialize any of the Innovation Products within the Territory, then the Supplier shall by written notice to the Customer offer such Innovation Product to the Customer before offering it to any third party within the Territory. Upon receipt of such written notice, the Parties shall enter into exclusive good faith negotiations for purposes of reaching a mutually acceptable agreement regarding such Innovation Product. If the Parties, after having conducted good faith negotiations for [*], have failed to reach a mutually acceptable agreement, then [*].

11.2
Exclusive Negotiation Rights.  If the Supplier decides, in its absolute discretion, to offer [*] to the Customer, then the Customer shall be granted [*] exclusive negotiation rights for purposes of reaching an agreement with the Supplier regarding [*].  If the Parties are unable to reach a mutual agreement with respect to [*] within such [*] period, then [*].

12.	INDEMNIFICATION; INSURANCE

12.1
Supplier’s Indemnification Obligations.   The Supplier shall defend, indemnify, and hold harmless the Customer and its directors, officers, employees, shareholders, agents, permitted successors and assigns (collectively, the “Customer Indemnified Parties”), from and against all suits, claims, injuries, liabilities, losses, damages, judgments, settlements, expenses, and costs (including, without limitation, reasonable attorneys’ fees and costs resulting therefrom) arising out of any claim by a third party (hereinafter a “Claim”) concerning (a) [*]; (b) [*]; (c) [*] or (d) [*]; provided, in no event shall Supplier have any liability under this Section 12.1 if the Claim is based on (i) the modification of the Products from the Specifications (unless such modification is approved in advance by the Supplier), (ii) the combination of the Products with other products, materials or ingredients not supplied by Supplier (provided such Claim would have been avoided if the Products had not been combined with such other products, materials or ingredients), (iii) products, materials or ingredients not provided by Supplier that are used in combination with the Product; or (iv) the result of the gross negligence or willful misconduct of any of the Customer Indemnified Parties.

12.2
Customer’s Indemnification Obligation.  The Customer shall defend, indemnify, and hold harmless the Supplier and its directors, officers, employees, shareholders, agents, permitted successors and assigns (collectively, the “Supplier Indemnified Parties”), from and against all suits, claims, injuries, liabilities, losses, damages, judgments, settlements, expenses, and costs (including, without limitation, reasonable attorneys’ fees and costs resulting therefrom) whether as a direct or indirect result of any Claim by a third party concerning (a) [*], (b) [*], or (c) [*]; provided, in no event shall Customer have any liability under this Section 12.2 if the Claim is (i) the result of the gross negligence or willful misconduct of any of the Supplier Indemnified Parties, or (ii) is based on or results from the Product as incorporated into the Branded Products or Private Label Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3
Notice.  Any of the Customer Indemnified Parties or Supplier Indemnified Parties entitled to indemnification under Section 12.1 or 12.2 (an “Indemnified Party”) shall give prompt written notice to the Party against whom indemnity is sought (either Customer or Supplier, and each individually an “Indemnifying Party”) of the assertion by any third party of any Claim in respect of which indemnity may be sought under Section 12.1 or 12.2 (the “Third Party Claims”).  The failure by the Supplier or the Customer to so notify either Indemnifying Party shall not relieve either Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Claim made pursuant to this Section 12, except to the extent such failure shall actually prejudice the Indemnifying Party.

12.4
Indemnification Procedures.  The Indemnifying Party shall within [*] after receiving notice of a Third Party Claim retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and disbursements of such counsel with regard thereto, and shall be entitled to control the defense and/or settlement of such Third Party Claim (except as otherwise provided in this Section 12.4).  Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party shall have the right to [*], if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest (based upon written advice of counsel to the Indemnified Party), or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, or (iii) the Indemnifying Party fails to assume the defense of the Indemnified Parties against a Third Party Claim.

12.5
Cooperation and Settlement.  The Indemnifying Party shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause its representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.  [*].

12.6
Assumption of Defense.  Notwithstanding the foregoing, in the event the Indemnifying Party fails to assume the defense of and defend against a Third Party Claim or, having assumed such defense, fails in good faith to diligently defend or contest in any material respect against any Third Party Claim, in each case after written notice thereof, the Indemnified Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim and take such other action as it may elect to defend, protect against or settle such Third Party Claim as it may determine at the Indemnifying Party’s expense.

12.7
Enjoinment.  In the event that a court issues a judgment that reasonably determines that the Product or the Trademarks infringe a third party’s intellectual property rights, or if the Customer’s sale of the Product or its use of the Trademarks is enjoined, the Supplier shall, at its sole expense and option and to the extent commercially reasonable: (a) [*], (b) [*], or (c) if the infringement relates to the Trademarks, [*].  If Supplier is unable to [*], Supplier and Customer shall [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.8
For purposes of clarity, the obligations and liabilities of the Indemnifying Party pursuant to this Section 12 with respect to the Indemnified Parties shall be deemed to be direct damages and not limited by Section 5.8.

12.9
Insurance Cover.  Each Party shall maintain in full force and effect throughout the term of this Agreement general product liability insurance with limits of not less than [*] per occurrence and [*] in the aggregate.  Each Party’s insurance shall name the other Party and the other Party’s affiliates as additional named insured parties, shall have broad form vendor’s coverage, and shall be placed with an insurance company which has a most recent rating given by Best’s Key Rating Guide of at least an “A2” or above.  Each of Customer and Supplier agree to promptly deliver a certificate of said insurance to the other Party on request.

13.	CONFIDENTIALITY

13.1
Confidential Information.  The Parties acknowledge that, in the course of the negotiation and performance of this Agreement, each Party may disclose (the “Disclosing Party”) to the other Party (the “Receiving Party”) certain information that is confidential and proprietary to the Disclosing Party.  For purposes of this Agreement, “Confidential Information” shall mean any information, whether transmitted orally, in writing or in graphical form or obtained by observation during any visit, inspection or audit of another Party’s facilities or records, relating to or constituting scientific, medical, clinical, or technical information, processes, methods, know-how or commercial data, information relating to research, development, manufacturing, distribution or marketing of products, customer lists, trade secrets, formulae, drawings, prototypes or samples, or information regarding pricing, business plans or the general business operations of a Party, including the terms of this Agreement.

13.2
Non-Disclosure.  Each Party agrees that, except as permitted by Section 13.3 or with the written consent of the other Party, it shall keep confidential, not disclose to any third party and not reproduce or use for its own benefit or the benefit of a third party, all Confidential Information provided to it by the Disclosing Party.  All Confidential Information provided to the Receiving Party by the Disclosing Party shall remain the property of the Disclosing Party and shall be promptly returned to the Disclosing Party or destroyed at the request of the Disclosing Party upon the termination of this Agreement or at the written request of the Disclosing Party.

13.3
Exceptions.  The Receiving Party shall not have any obligation of confidentiality with respect to information provided to it by the Disclosing Party to the extent such information (i) is at the time of disclosure or thereafter becomes part of the public domain through no fault of the Receiving Party, (ii) was at the time of disclosure known to the Receiving Party as evidenced by the Receiving Party’s records, (iii) is independently developed by the Receiving Party as evidenced by the Receiving Party’s records, (iv) is or becomes available to a Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided such source is not bound by any contractual or legal obligation of confidentiality with respect to such information, or (v) is required to be disclosed by the Receiving Party by court order or as a matter of law to governmental agencies or any stock exchange to which jurisdiction or rules the Receiving Party is subject, in which case the Receiving Party shall promptly notify the Disclosing Party and only disclose such Confidential Information as is required by the relevant governmental agency or stock exchange.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4
Previous Agreements.  That certain Confidentiality Agreement between the Parties dated March 10, 2008 is hereby terminated and superseded by the terms and conditions of this Section 14 and the other terms of this Agreement to the extent relevant to the subject of confidentiality.

14.	TERM AND TERMINATION

14.1
Initial Term.   This Agreement shall become effective as of the Effective Date and shall remain in force until June 30, 2016 (the “Initial Term”) unless earlier terminated in accordance with Section 14.2.  At the expiry of the Initial Term this Agreement will automatically be extended for succeeding (12) month periods (each an “Extended Term”) unless either Party provides the other Party with at least six (6) month’s prior written notice that it does not desire to renew this Agreement for the relevant Extended Period, which notice may be given during the Initial Term or any Extended Term.

14.2
Termination.  Each Party may terminate the Agreement immediately on written notice to the other Party in the event the other Party (i) has committed a material breach of its obligations arising out of the Agreement and fails to cure such breach within thirty (30) days from the date of a written notice from the non-breaching Party specifying in reasonable detail the nature of the material breach, (ii) enters into voluntary or involuntary bankruptcy, enters into liquidation or dissolution proceedings, becomes insolvent, makes an assignment for the benefit of creditors or otherwise loses legal control of its business, or (iii) undergoes an event of Force Majeure which prevents such Party’s performance of its obligations under this Agreement as provided in Section 15.4.

14.3
Effects of Termination.  Upon termination of this Agreement for any reason, and without prejudice to its obligations pursuant to this Agreement accrued at the date of termination, the Customer shall have the right to continue the use of the Trademarks and Patents in conjunction with the sale of the Branded Products and Private Label Products in order for the Customer to effect an orderly transition with its customers and to sell its existing inventory of the Products and related packaging materials, for so long as the relevant Branded Products and Private Label Products incorporate the Products, but in no event beyond a period of twelve (12) months from the date of termination.  After such twelve (12) month period, the Customer shall cease all use of the Trademarks and Patents and the Customer’s licenses and rights to use the Trademarks, the Patents, and the Supplier’s intellectual property shall immediately terminate.  Upon termination of this Agreement, the Customer shall cease using any and all advertising and promotional materials or other technical or commercial brochures, documents or information provided by the Supplier, and shall promptly return all such material to the Supplier.  All costs of such return, including carriage and insurance, shall be borne exclusively by the Supplier.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15.	FORCE MAJEURE

15.1
Definition.  An event of Force Majeure shall include, but not be limited to, acts of God, fire, flood, earthquake, hurricane, wars, sabotage, civil strife or demonstrations, strikes, lockouts or other labor disputes, prolonged shortage of energy supplies, government actions, governmental laws, rules or regulations, including specifically fishing regulations, or any other event or condition not reasonably foreseeable as of the date of this Agreement and not within the control of either Party (“Force Majeure”).

15.2
Notice.  Promptly upon the occurrence of an event of Force Majeure, the Party whose performance is affected by such event shall give written notice to the other Party describing the event of Force Majeure, its cause and possible consequences.  The Party affected by an event of Force Majeure shall likewise promptly give written notice to the other Party upon the termination of such event.

15.3
Suspension of Performance.  Upon giving notice to the other Party, a Party affected by an event of Force Majeure will be released without any liability from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing to the other Party, to the extent and for the period that its performance is prevented by the event of Force Majeure.  During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations under this Agreement to the extent that such suspension is commercially reasonable.

15.4
Termination.  If an event of Force Majeure shall last for a period of three (3) consecutive months or two or more events of Force Majeure occur during any twelve (12) month period in which a Party’s performance is prevented for a total of four (4) months, the Party whose performance is not affected by the event of Force Majeure may terminate this Agreement upon written notice to the Party whose performance is affected by the event in accordance with the terms of Section 14.2.

16.	GOVERNING LAW - DISPUTES

16.1
Governing Law.  This Agreement and all sales according to this Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, USA, without reference to the conflict of laws provisions thereof.  For the sake of clarity, the UN Convention on Contracts for the Sale of International Goods does not apply to this Agreement.

16.2
Arbitration.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the auspices of the International Centre for Dispute Resolution, in accordance with its international Dispute Resolution Procedures, to the extent those Procedures are not inconsistent with the provisions of this paragraph.  The number of arbitrators shall be three, all independent and neutral.  Within 15 days after commencement of the arbitration, each Party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 15 days of their appointment.  The third arbitrator shall chair the proceedings.  The seat, or legal place, of arbitration shall be New York City, USA.  The

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

language to be used in the arbitral proceedings shall be English, Within 30 days following the appointment of the arbitrators, each Party shall provide to the other Party copies of all documents relevant to the issues raised by any claim or counterclaim.  Discovery disputes shall be resolved upon application to the chair of the arbitration panel; the chair’s resolution shall be final.  To the extent not inconsistent with this paragraph, the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitrations shall be applied.  Hearings shall be held on four contiguous dates within 150 days after the arbitrators are appointed, and the Award shall be issued within 200 days after the arbitrators are appointed.  It is the intent of the Parties that these time limits be strictly enforced, but they may be extended by agreement of the Parties, and failure to adhere to them shall not constitute a basis for challenging the award.  The arbitrators shall use best efforts to agree to comply with this paragraph before accepting appointment.

16.3	Confidential Proceedings. The Parties agree that the arbitration proceedings and the arbitration decision shall not be public unless otherwise agreed.

16.4
Equitable Relief.  Notwithstanding the foregoing, a Party may at any time seek equitable relief, including injunctive relief, in any court of competent jurisdiction in any country, in order to prevent infringement of any of its intellectual or industrial property rights.

16.5
Fees and Expenses.  The prevailing party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, or the subject matter, enforceability or breach thereof, shall be entitled to recover from the non-prevailing party its costs and reasonable attorneys’ fees, as determined by the arbitrator(s) or court.

17.	GENERAL PROVISIONS

17.1
Severability.  If any covenant or other provision of this Agreement is deemed to be invalid, illegal or incapable of being enforced, by reason of any rule, law or public policy, all other covenants and provisions of the Agreement shall nevertheless remain in full force and effect and no covenant or provision shall be deemed dependent on any other covenant or provision unless so expressed herein.  To the extent this Agreement is in violation of applicable law, then the Parties consent and agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

17.2
No Waivers.  The failure or delay of any Party in exercising any right granted it hereunder shall not constitute a waiver of any such right and any single or partial exercise of any particular right by such Party shall not exhaust the same or constitute a waiver of any other right provided herein.

17.3	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective representatives, successors and authorized assigns.

17.4
Press Releases.  If either Party issues a press release announcing this Agreement, the other Party has the right to review and approve said press release prior to its release.  Both Parties further agree to participate in future releases as warranted by advances, changes, upgrades, and other newsworthy events as they occur.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.5
Interpretation of Agreement.  Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties hereto that the court, arbitrator(s), administrative body, or other entity interpreting or construing this Agreement shall not apply a presumption that the provisions thereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the Parties or their respective attorneys and agents have fully participated in the preparation of all provisions of this Agreement.

17.6
Counterparts.  This Agreement may be executed in any number of counterparts and each thereof shall be deemed to be an original; and all such counterparts shall constitute but one and the same instrument.

17.7
Cumulative Rights.  Each Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that the non-breaching party shall be entitled to seek specific performance and injunctive or equitable relief as a remedy for any such breach and agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  The rights and remedies provided in this Agreement are cumulative and the use of any right or remedy does not limit a party’s right to use any or all other remedies, all rights and remedies in this Agreement are in addition to any other legal rights of the Parties.

17.8
Divisions and Headings.  The divisions of this Agreement into clauses, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

17.9
Assignment.  Neither Party shall assign or otherwise dispose of the whole or any part of its rights and obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld.  Either Party may, however, assign its rights and obligations under this Agreement to an affiliate or to any acquirer of such Party’s business, in whole or in part.

17.10
Notices.  All notices provided for in this Agreement shall be in writing in English and shall be deemed validly sent when sent by first class post, special delivery, registered mail, or air mail postage prepaid, addressed to the respective Parties as follows:

If to the Customer at:

Schiff Nutrition Group, Inc.
2002 S. 5070 West
Salt Lake City, UT 84104 USA
Telefax:
Contact Point:

If to the Supplier at:

Aker BioMarine Antarctic US Inc.
410 Newport Way NW, Suite D
Issaquah, WA 98027 USA
Telefax:
Contact Point:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

With a copy to:

Aker BioMarine Antarctic AS
Fjordalleen 16
N-0112 Oslo
Norway
Telefax:
Contact Point:

Notices under this Agreement shall also be deemed to be validly sent if sent by facsimile to the facsimile number of the Parties as each last gave written notice of to the other or by e-mail to either Party’s contact person with confirmed delivery.  Facsimile or e-mail notices shall be confirmed by first class post, special delivery, registered mail, airmail postage prepaid, but failure to do so shall not render any notice invalid.

17.11
Entire Agreement.  This Agreement (including the Appendices attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes the Sales Agreement which is hereby deemed to be terminated as well as all previous agreements, proposals, oral or written and all negotiations, conversations and discussions thereof.

[Remainder of this page left blank intentionally]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

As Supplier: Aker BioMarine Antarctic US Inc. By: /s/ Matts Johansen	As Customer: Schiff Nutrition Group, Inc. By: /s/ Tarang P. Amin
Name: Matts Johansen	Name: Tarang P. Amin
Title: President	Title: President and Chief Executive Officer

Appendices:

Appendix I — Innovation Products

Appendix II — Patents

Appendix III — Product Prices

Appendix IV — Specifications

Appendix V — Trademarks

Appendix VI — Guarantee

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

APPENDIX I
INNOVATION PRODUCTS

”Innovation Products” shall mean the following categories of products:

i.	[*] to be used in products within the field of dietary supplements in the form of, [*] for which the primary claim is [*].

ii.	[*] to be used in products within the field of dietary supplements in the form of [*].

iii.	[*] to be used in products in the field of dietary supplements in the form of [*] for which the primary claim is [*].

iv.	Use of the Product within the field of dietary supplements in the form of [*] for which the primary claim is [*].

v.	Use of the Product within the field of dietary supplements in the form of [*] for which the primary claim is [*].

vi.	Use of the Product within the field of dietary supplements in the form of [*] for which the primary claim is [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

APPENDIX II
PATENTS

Countries:	Aker BioMarine patents:
United States of America	AKBM06 – krill oil: US2008274203A1 AKBM02 – alternative krill extraction: US2009061067A1 AKBM02 – low viscosity can be added to AKBM02 (Optional Continuation in Part)
EPO: Enlarged European Union (European Patent Organisation members), including United Kingdom	AKBM06 – krill oil (PCT): designation deadline Sept. 09 AKBM02 – alternative krill extraction (PCT): designation deadline Feb. 2010 AKBM02 – low viscosity may be filed (PCT option): deadline Aug. 2011
Canada	PCT member state – idem EPO
Australia	PCT member state – idem EPO
Mexico	PCT member state – idem EPO
Korea	PCT member state – idem EPO
Taiwan	Not PCT member state – only AKBM02 low viscosity may be filed within February 2009

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

APPENDIX III
PRODUCT PRICES

1.	Subject to [*], the price for the Products shall be [*].

2.	[*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

APPENDIX IV
SPECIFICATIONS

PRODUCT DEFINITION

SUPERBA™ KRILL OIL Page 1 of 1

SUPERBA™ KRILL OIL

IDENTIFICATION:

- Product name: Superba™ Krill Oil
- Shelf-life: [*]
- Country of origin: Norway

ANALYTICAL SPECIFICATION:

[*]

AKER BIOMARINE ANTARCTIC AS
Fjordalléen 16, PO Box 1423 Vika, 0115 Oslo, Norway
Tel +47 24 13 00 00 Fax +47 24 13 01 01 www.akerbiomarine.com

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Execution version

APPENDIX V
TRADEMARKS

SUPERBA Design:	US Serial Number 77393406

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX VI
GUARANTEE

IN CONSIDERATION of the Customer entering into the Supply Agreement of even date herewith with the Supplier and for other consideration, the receipt and sufficiency of which is hereby acknowledged, Aker BioMarine Antarctic AS (the “Guarantor”) hereby gives to the Customer the following guarantee and related waivers:

1	Scope of Guarantee

(a)	[*].

(b)	[*].

2	Guarantor’s Waivers

Guarantor hereby waives [*].

IN WITNESS WHEREOF, the Guarantor has executed this Guarantee as of the date set forth below.

As Guarantor: Aker BioMarine Antarctic AS By: /s/ Hallvard Muri
Name: Hallvard Muri
Title: Chief Executive Officer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.